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                                                                    Exhibit 99.2

To the Trustee of
Massachusetts RRB Special Purpose Trust BEC-1:

We have reviewed the accompanying Statement of Assets Available for Trust Activities of Massachusetts RRB Special Purpose Trust BEC-1 as of September 30, 1999 and the related Statement of Changes in Net Assets Available for Trust Activities for the period from July 27, 1999 (date of inception) to September 30, 1999. These financial statements are the responsibility of management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists primarily of applying analytical procedures to financial data and making inquiries of persons responsible for accounting and reporting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.


PricewaterhouseCoopers LLP


Boston, Massachusetts
January 26, 2000